EXHIBIT 4.2.1

VARIATION AGREEMENT dated 27 March 2002

BETWEEN

(1)	THE ROYAL BANK OF SCOTLAND plc, whose registered office is at 36 St Andrew Square, Edinburgh, EH2 2YB (“the Company”); and

(2)	IAIN SAMUEL ROBERTSON of Northlands, 22 Sandpit Lane, St Albans, Hertfordshire, AL1 4HL (the “Executive”)

WHEREAS

(A)	The Executive is employed by the Company under the terms of a service agreement dated 2 and 3 April 1992 as supplemented by a letter from the Company to the Executive dated 26 May 1992 (“the Supplement Letter”) and as varied by a Variation Agreement dated 4 December 1996 (all together referred to in this Agreement as “the Service Agreement”).

(B)	The parties wish to amend the Service Agreement so that the Company will employ the Executive and the Executive shall serve the Company on amended terms and conditions.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.	Interpretation Capitalised words and expressions used in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Service Agreement.

2.	Variations The parties agree that the Service Agreement shall, with effect from the date hereof, be varied as follows:

(i) Clause SECOND shall be amended by the deletion on the fifth line of the words “twenty-four months” and substituted therefor the words “twelve months”.

3.	Effect Save as expressly varied hereby, the provisions of the Service Agreement shall remain in full force and effect in accordance with its terms.

4.	Governing Law

The terms of this Agreement shall be governed by and construed in all respects in accordance with the laws of Scotland and the parties hereto agree to submit to the non-exclusive jurisdiction of the Scottish courts: IN WITNESS WHEREOF these presents typewritten on this and the preceding page were executed in duplicate as follows:

SIGNED for and on behalf of THE ROYAL BANK OF SCOTLAND plc by MILLER ROY MCLEAN at on before the undernoted witness:	/s/ Mr. M. McLean

Witness Full Name Address Occupation	Sheryl Anderson 2 Sawmill Cottage Dalmahoy, EH278EB Project Manager

SIGNED by the said IAIN SAMUEL ROBERTSON at on before the undernoted witness:	/s/ Iain Samuel Robertson

Witness Full Name Address Occupation	Miss Paula J. Francis 12 Priory Road, Hampton Middlesex, TW12 2NT Personal Assistant